Exhibit A

                             Joint Filing Agreement

AGREEMENT dated as of May 20, 2004, by and among D. Emerald Investments Ltd. and Doron Ofer (collectively, the "Parties").

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, par value $.001 per share, of GSV, Inc. ("Schedule 13D") and it will file the
Schedule 13D on behalf of itself.

Each of the  Parties  agrees  to be  responsible  for the  timely  filing of the
Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

                                        D. EMERALD INVESTMENTS LTD.


                                        By:/s/ Roy Harel
                                           -------------
                                           Name:  Roy Harel
                                           Title: Manager


                                        /s/Doron Ofer
                                        -------------
                                        Doron Ofer